Exhibit 10.52

Date of Notification: July 24, 2014

NOTICE TO EMPLOYEE: THIS IS A LEGAL DOCUMENT. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

SEPARATION AGREEMENT & RELEASE

This is an Agreement between Genworth Financial, Inc. and its affiliates (collectively, the “Company”) and JAMES BOYLE (the “Employee”).

WHEREAS the Employee’s employment with the Company will end on July 29, 2014 (the “Resignation Date”), and

WHEREAS the payments and other consideration specifically enumerated below are inclusive of all compensation, bonus payments, executive compensation, severance pay and other benefits to which the Employee is or may be entitled, and

WHEREAS the Company and the Employee intend the terms and conditions of this Agreement to govern all issues related to the Employee’s employment and resignation of employment from the Company.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the Company and the Employee agree as follows:

1. Resignation Date. The Employee shall continue to be employed on active payroll and be paid his current base salary at the Company’s regular pay intervals until July 29, 2014 (the “Resignation Date”). Prior to the Resignation Date, the Employee will execute a letter, provided to him by the Company, resigning from his position as an officer of Genworth Financial, Inc. and any of its direct or indirect subsidiaries or affiliates.

2. Employee Representations. The Employee hereby represents and acknowledges to the Company that (a) the Company has advised the Employee to consult with an attorney of his choosing; (b) he has had twenty-one (21) days to consider the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement; (c) he has disclosed to the Company, in writing, any information in his possession concerning any conduct involving the Company or its affiliates that he has any reason to believe may involve any false claims to the United States or is or may be unlawful or violates Company Policy in any respect and he has not determined that any such false claim, unlawful conduct or violation has occurred; (d) the consideration provided to him under this Agreement is sufficient to support the releases provided by him under this Agreement; and (e) he has not filed any charges, claims or lawsuits against the Company involving any aspect of his employment which have not been terminated as of the date of this Agreement. The Employee understands that the Company regards the representations made by him as material and that the Company is relying on these representations in entering into this Agreement.

3. Effective Date of the Agreement. The Employee shall have seven (7) days from the date he signs this Agreement to revoke his consent to the waiver of his rights under the ADEA in writing addressed and delivered to the Company official executing this Agreement on behalf of the Company which action shall revoke this Agreement. If the Employee revokes this Agreement, all of its provisions shall be void and unenforceable. If the Employee does not revoke his consent, the Agreement will take effect on the day after the end of this revocation period (the “Effective Date”).

4. Severance Pay. Within thirty (30) days of the Effective Date of this Agreement, the Employee will receive a one-time, lump sum payment of $700,000, less applicable deductions and withholdings.

5. Variable Incentive Compensation Payment. The Severance Pay described in Paragraph 4 is inclusive of any variable incentive compensation (“VIC”) payment to which the Employee is or may be entitled. The Employee will not receive a VIC payment for performance year 2014, payable in 2015.

6. Employee Benefits. If the Employee currently is enrolled in the Company’s benefit plans, within thirty (30) days of the Effective Date he will receive the first of a maximum of five (5) monthly payments equivalent to the monthly Consolidated Omnibus Budget Reconciliation Act (“COBRA”) rate to continue receiving group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the Employee, less applicable deductions and withholdings and less a 2% administrative fee. These payments will cease on the earlier of December 2014 or the date upon which the Employee obtains replacement benefits coverage. Until the Resignation Date, the Employee’s participation in the Company benefit plans (e.g., medical, life insurance, officer benefits) will be in accordance with the provisions of the various Company benefit plans for an active employee.

7. Equity. Any equity awards held by the Employee and granted under the Company’s Omnibus Incentive Plans (“Omnibus Plans”), including stock options, stock appreciation rights (SARs), restricted stock units (RSUs) and other stock awards will cancel on the Resignation Date.

8. Choice Time Off. Within thirty (30) days of the Effective Date, the Employee will receive compensation for             days of accrued, but unused Choice Time Off (“CTO”). The Employee shall not receive any other payments for vacations or holidays.

9. Proprietary Information and Inventions Agreement and Confidential Information. The Proprietary Information and Inventions Agreement previously entered into between the Company and the Employee will remain in effect in accordance with its terms. The Employee’s obligations regarding confidential information and confidentiality are set forth in the Proprietary Information and Inventions Agreement.

10. Release of Claims. The Employee and his heirs, assigns, and agents release, waive, and discharge the Company and Released Parties (as defined below) from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

a)	The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; any other claim based on a statutory prohibition or requirement; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims, any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730 and any claims to attorney fees or expenses.

b)	The Employee represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company he is releasing, and that he understands that he is not releasing any rights or claims arising after the Effective Date.

c)	The Employee further agrees never to sue the Company or cause the Company to be sued regarding any matter within the scope of the above release. If the Employee violates this release by suing the Company or causing the Company to be sued, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Company, including reasonable attorneys’ fees except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

d)

Released Parties are the Company, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.

11. Non-Solicitation.

a)	The Employee agrees that for a period of two years following the Effective Date, he will not, without prior written approval from the Senior Vice-President, Corporate Human Resources of the Company, directly or indirectly solicit any person who is an employee of the Company or directly or indirectly solicit any independent contractor salesperson for the Company to terminate his relationship with the Company.

b)	The Employee agrees that for a period of one year following the Effective Date, he will not, directly or indirectly, for herself or on behalf of any other person or entity induce any current customer of the Company to terminate its relationship with the Company.

12. Breach by Employee. The Company’s obligations to the Employee after the Effective Date are contingent on the Employee’s obligations under this Agreement. Any material breach of this Agreement by the Employee as proven by the Company in accordance with paragraph 20 below, will result in the immediate cancellation of the Company’s obligations under this Agreement and of any benefits that have been granted to the Employee by the terms of this Agreement except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release.

13. Employee Availability. The Employee agrees to make himself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company’s affiliates, subsidiaries, agents, officers, directors or employees that may be within the knowledge of the Employee. The Employee will cooperate fully with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems the Employee’s cooperation necessary, and will provide all information requested by the Company for any regulatory filings made by the Company under applicable disclosure or other laws. The Company will reimburse the Employee for reasonable out-of pocket expenses incurred as a result of such cooperation. Nothing herein shall prevent the Employee from communicating with or participating in any government investigation.

14. Non Disparagement. The Employee agrees, subject to any obligations he may have under applicable law that he will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees (it being understood that nothing in this section shall restrict the Employee in any way from making any truthful statement to any government agency or official). In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and the Employee will be required to reimburse the Company for any and all compensation and benefits (other than those already vested) paid under the terms of this Agreement and all commitments to make additional payments to the Employee will be null and void.

15. Future Employment. The Company is not obligated to offer employment to the Employee (or to accept services or the performance of work from the Employee directly or indirectly) now or in the future.

16. Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

17. Return of Company Property. The Employee agrees that as of the Effective Date, he will have returned to the Company any and all remaining Company property or equipment in his possession, including but not limited to: any computer, handheld electronic device, credit card and long distance calling card assigned to him. The Employee agrees that as of the Effective Date he will have no outstanding balance on his corporate credit card for which appropriate T&L accounting has not been submitted.

18. Confidentiality of Terms of Agreement. The Employee shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Employee’s spouse, the Employee’s legal or financial advisor, or U.S., state or local governmental officials who seek such information in the course of their official duties, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Employee disclose or produce this Agreement or any terms or conditions thereof, the Employee shall as soon as possible notify the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena.

19. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereto and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement. The parties have not relied on any oral statements that are not included in this Agreement. This Agreement supercedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing and signed by Employee and an authorized employee or agent of the Company.

20. Dispute Resolution. Any disagreement between the Employee and the Company concerning anything covered by this Agreement or concerning other terms and conditions of the Employee’s employment or the termination of the Employee’s employment will be settled by final and binding arbitration pursuant to the Company’s Resolve program. The Conditions of Employment document previously executed by the Employee and the Resolve Guidelines are incorporated herein by reference as if set forth in full in this Agreement. The decision of the arbitrator will be final and binding on both the Employee and the Company and may be enforced in a court of appropriate jurisdiction.

21. Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the laws of the Commonwealth of Virginia.

22. Code Section 409A. This Agreement, to the extent it provides for payments to or on behalf of the Employee that are subject to Code section 409A, is intended to comply with Code section 409A and all applicable regulations and other generally applicable guidance issued thereunder. The Company will use its reasonable best efforts to modify or amend this Agreement to the extent necessary to comply with Code section 409A, and reserves the right to do so in its discretion with or without the consent of the Employee. In the event that the terms of the Agreement or any payments under the Agreement violate Code section 409A, the Employee shall be solely liable for payment of any taxes, including excise taxes, interest and penalties associated therewith.

23. Continued Indemnification and Insurance.

The Company and the Employee agree that:

a) This Agreement does not release, waive or otherwise limit the Employee’s rights under any provisions limiting the liability of directors or officers of the Company or its affiliates or subsidiaries covering the period of the Employee’s service as a director or officer of the Company or its affiliates or subsidiaries, including without limitation those provided by i) Virginia law; ii) the Articles of Incorporation, Bylaws, or any resolutions or policies of the Company; or iii) other applicable law.

b) This Agreement does not release, waive or otherwise limit any of the Employee’s continuing rights of indemnification in any way related to his service as a director or officer of the Company or its affiliates or subsidiaries, to the same extent as any other director or officer of the Company or its affiliates or subsidiaries, including without limitation rights of indemnification provided by i) Virginia law; ii) the Articles of Incorporation, Bylaws, or any resolutions or policies of the Company; or iii) other applicable law.

c) This Agreement does not release, waive or otherwise limit any of the Employee’s rights available to directors or officers of the Company or its affiliates or subsidiaries under any liability insurance policy obtained by the Company or its affiliates or subsidiaries for the benefit of its directors or officers, including without limitation any errors and omissions policy that covers any acts or omissions of directors or officers during the period of the Employee’s tenure as a director or officer of the Company or its affiliates or subsidiaries.

d) The Employee shall have no lesser rights with respect to limitation of liability, indemnification (including advancement of costs and expenses), and insurance related to or arising from his service as a director or officer of the Company or its affiliates or subsidiaries than other persons who were directors or officers during the Employee’s tenure with the Company or its affiliates or subsidiaries.

I acknowledge that I understand the above agreement includes the release of all claims. I understand that I am waiving unknown claims and I am doing so intentionally.

JAMES BOYLE		GENWORTH FINANCIAL, INC.

/s/ James Boyle		By:	/s/ Michael S. Laming
Date:	7/28/14	Date:	6 August 2014

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